STERLING BANK                                           [LOGO]


NEWS RELEASE
FOR IMMEDIATE RELEASE

DATE:      MARCH 1, 2007

CONTACT: Robert H. King,                    Gary N Pelehaty,
         President and CEO                  President and CEO
         Sterling Banks, Inc.               Farnsworth Bancorp, Inc.
         Sterling Bank                      Peoples Savings Bank
         856 273 5900                       609 298 0723

FEDERAL RESERVE BOARD APPROVES STERLING BANK INC.'S ACQUISITION OF FARNSWORTH BANCORP, INC. AND STERLING BANK ANNOUNCES RESULTS OF FARNSWORTH SHAREHOLDERS ELECTIONS AND CLOSING DATE

MT LAUREL, NJ- Sterling Bank (NASDAQ:STNJ) and Farnsworth Bancorp,  Inc. (OTCBB:
FNSW) today announced that on February 28, 2007, the Board of Governors of the Federal Reserve System approved the proposed reorganization of Sterling Bank into a holding company, Sterling Banks, Inc., and the subsequent merger between Sterling Banks, Inc. and Farnsworth Bancorp, Inc. The companies expect the holding company reorganization and merger to occur on or about March 16, 2007. The proposed holding company reorganization and proposed merger remain subject to the satisfaction of certain conditions contained in each agreement.

         Sterling Bank and Farnsworth Bancorp, Inc. also announced the results of elections made by Farnsworth shareholders regarding their preferences as to the form of merger consideration that they will receive in the pending acquisition of Farnsworth by Sterling Banks, Inc.

     Of the 650,530 shares of Farnsworth common stock outstanding as of the election deadline:

     o    209,315 shares elected to receive cash;

     o    286,536 shares elected to receive  Sterling Banks,  Inc. common stock;
          and

     o    170,640 shares did not make a valid election.

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     Based on the election  results and applying the  conversion  provisions set forth in the Merger Agreement, all Farnsworth shareholders who made valid elections will receive the merger consideration they elected. The precise allocation of merger consideration for Farnsworth shareholders who did not make a valid election will be determined after the closing of the merger and will be based on the actual number of shares of Farnsworth common stock outstanding immediately prior to the closing date. A press release announcing the final merger consideration will be issued after the closing date.

     Under the terms of the Merger Agreement, fractional shares of Sterling Banks, Inc. common stock will not be issued. Instead, Farnsworth shareholders will receive cash in an amount equal to the fractional part of the per share cash consideration.

     Sterling Bank is a community bank headquartered in Burlington County, New Jersey. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its six other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. Sterling Bank began operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Bank is traded on the NASDAQ Capital Market under the symbol "STNJ". For additional information about Sterling Bank visit our website at http://www.sterlingnj.com.
                                                     -------------------------

     Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. Peoples Savings Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Farnsworth Bancorp, Inc.'s common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

     This news release may contain certain forward-looking statements, such as statements of Sterling Bank's or Farnsworth's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond Sterling Bank's or Farnsworth's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of Sterling Bank to effectively manage its growth, and results of regulatory examinations, among other factors. Sterling Bank and Farnsworth caution that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents Sterling Bank files from time to time with the Federal Reserve, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K and documents

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Farnsworth files from time to time with the Securities and Exchange  Commission, including Farnsworth's Annual Report on Form 10-KSB for the year ended September 30, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.


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